EXHIBIT 5.01

(Includes Exhibit 23.01)

August 6, 2004

Securities and Exchange Commission

Division of Corporation Finance

450 5th Street, N.W.

Washington, D.C. 20549

Re:	Electronic Arts Inc. (“EA”)
Registration Statement on Form S-8

Ladies/Gentlemen:

I am an attorney licensed to practice law in the state of California and I am Vice President, Acting General Counsel and Secretary of EA. I have examined EA’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by EA on or about August 6, 2004 in connection with the registration under the Securities Act of 1933, as amended, of 11,000,000 shares of Common Stock that may be sold by EA to eligible employees and Directors of EA pursuant to EA’s 2000 Equity Incentive Plan, as amended and 1,500,000 shares of Common Stock that may be sold by EA to eligible employees of EA pursuant to EA’s 2000 Employee Stock Purchase Plan, as amended (collectively, the “Plans”).

As Acting General Counsel for EA, I have examined the proceedings taken by EA in connection with the Plans and the shares being registered hereby.

It is my opinion that the 12,500,000 shares of Common Stock that may be issued and sold by EA pursuant to the Plans, when issued and sold in the manner referred to in the Prospectus associated with the Registration Statement and the Plans, as applicable, will be legally issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion, if any, in the Registration Statement and amendments thereto.

Very truly yours,

ELECTRONIC ARTS INC.

/s/ STEPHEN G. BENÉ
Stephen G. Bené Vice President, Acting General Counsel and Secretary